EXHIBIT 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

Facsimile: (212) 208-4657

December 8, 2020

The Board of Directors

iBio, Inc.

8800 HSC Parkway

Bryan, Texas 77807

Ladies and Gentlemen:

We have acted as counsel to iBio, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 34,110,169shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), which includes up to 4,449,152 shares of Common Stock that may be sold upon exercise of an option granted by the Company to Cantor Fitzgerald & Co. The Shares are included in a shelf Registration Statement on Form S-3 (File No. 333-250973) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on December 7, 2020, a base prospectus, dated December 7, 2020, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and the prospectus supplement, dated December 8, 2020, filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to that certain underwriting agreement by and between the Company and Cantor Fitzgerald & Co., dated December 8, 2020 (the “Underwriting Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company, we have examined and relied upon the Registration Statement, the Prospectus, the Underwriting Agreement, and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Prospectus and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

iBio, Inc.

December 8, 2020

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the issuance and sale of the Shares pursuant to the Underwriting Agreement for incorporation by reference of this opinion into the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP